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Exhibit 4.17

LICENSE AGREEMENT

        Effective this    day of September, 2004 ("EFFECTIVE DATE"), GENETIC TECHNOLOGIES LIMITED, having an office at 60 Hanover Street, Fitzroy, Victoria 3065, Australia ("LICENSEE") and METAMORPHIX, INC., a Delaware corporation, having an office at 8510A Corridor Road, Savage, Maryland 20763, and MMI GENOMICS, INC., a Delaware corporation, having an office at 1756 Picasso Avenue, Davis, California, 95616, USA (collectively, "LICENSOR"), agree as follows:

ARTICLE I
 BACKGROUND

        1.1   LICENSOR has certain intellectual property rights, including patent rights and associated know-how, relating to cattle and canine genotyping services for identity and parentage verification.

        1.2   LICENSEE wishes to acquire a license under, and to obtain access to LICENSOR's patents and associated know-how in order to perform internal DNA-based diagnostic assays for use in its cattle and canine identity and parentage verification services (the "PURPOSE") within only the EXCLUSIVE TERRITORY and the NON EXCLUSIVE TERRITORY.

        1.3   LICENSOR is prepared to grant a non-exclusive, field-restricted license to LICENSEE under its patents and associated know-how, subject to the terms and conditions of this AGREEMENT.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

        2.1   "AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

        2.2   "APPLERA-LICENSED PRODUCTS" means any product or products covered by at least one valid claim of the LICENSED PATENTS, including, but not limited to, kits for use by LICENSEE'S customers.

        2.3   "CONFIDENTIAL INFORMATION" means any and all information which is disclosed by either party to the other verbally, electronically, visually, or in a written or other tangible form which is either identified at the time of disclosure as confidential or should be reasonably understood to be confidential or proprietary. CONFIDENTIAL INFORMATION includes, but is not limited to, the specific terms and/or conditions of this AGREEMENT, TECHNOLOGY, trade secrets, ideas, processes, know-how, formulas, programs, software, source of supply, technology, discoveries, developments, inventions, techniques, marketing plans, strategies, forecasts, unpublished financial statements, prices, costs, and customer lists.

        2.4   "EXCLUSIVE TERRITORY" means Australia and New Zealand.

        2.5   "FIELD OF USE" means identity and parentage services performed only at a LICENSEE-controlled facility or facilities (and expressly excluding, as further set forth in Section 4.5 and by way of example, the sale of diagnostic kits or other APPLERA-LICENSED PRODUCTS to LICENSEE'S customers and other third parties).

        2.6   LICENSOR and LICENSEE may hereunder be commonly referred to as "parties" (in singular and plural usage, as required by the context).

        2.7   "LICENSED PATENT(S)" means individually or collectively (i) the United States patent of LICENSOR listed in the attached Appendix "A"; (ii) all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, additions, improvements, or other applications claiming priority from such patents and any patents which may issue on such other applications, or extensions of such patents; and (iii) foreign counterparts of any of the foregoing (including, but not limited to, the Australian patent of LICENSOR listed in the attached Appendix "A").

        2.8   "LICENSED SERVICE(S)" means microsatellite-based cattle and/or canine identity and/or parentage verification genotyping services developed, performed, or provided by LICENSEE or a SUBSIDIARY of LICENSEE that, but for the license granted herein, would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT and which, in no respect, includes any making, having made, importing, or selling for internal use by customers of any APPLERA-LICENSED PRODUCTS.

        2.9   "NONEXCLUSIVE TERRITORY" means all territories falling within the continent of Asia.

        2.10 "SUBSIDIARY" means any corporation, company or other legal entity, in which more than fifty percent (50%) of the shares entitled to vote for the election of directors or persons performing similar functions are, now or hereafter, owned or controlled, directly or indirectly by a party hereto, or jointly by the parties hereto; provided, however, that any corporation, company or other legal entity shall be a SUBSIDIARY only for as long as such ownership or control exists.

        2.11 "TECHNOLOGY" means any technology, know-how, trade secrets, or the like, in any form whatsoever, owned, controlled or licensable by LICENSOR as of the EFFECTIVE DATE and related to or associated with: (i) the LICENSED PATENTS; (ii) microsatellite-based cattle and/or canine identity and/or parentage verification genotyping services; and/or (iii) any methods, techniques, processes, procedures, protocols, databases, or interpretive aids utilized by LICENSOR in the exploitation of the LICENSED PATENTS or in connection with microsatellite-based canine and cattle identity and/or parentage testing services.

        2.12 "TERM" means, unless sooner terminated as hereinafter provided, ten (10) years from the EFFECTIVE DATE with automatic five (5) year renewals thereafter (but not beyond the expiration of the last to expire of the LICENSED PATENTS), provided LICENSEE is not in breach of any terms or conditions of this AGREEMENT on the date of renewal.

ARTICLE III
 RELEASE

        3.1   Upon payment in full of the amount to be paid to LICENSOR pursuant to Section 5.1 below, LICENSOR hereby releases, acquits and forever discharges LICENSEE and SUBSIDIARIES of LICENSEE from all claims, demands, and rights of action which LICENSOR may now have on account of any infringement of any LICENSED PATENT, by performance or acts, prior to the EFFECTIVE DATE by LICENSEE or SUBSIDIARIES of LICENSEE. Notwithstanding anything in the foregoing to the contrary, however, LICENSOR makes no release, acquittal, or discharge in respect to making, having made, importing, or selling for internal use by its customers any APPLERA-LICENSED PRODUCTS, although LICENSOR acknowledges that it is not aware of any infringement of LICENSEE in respect to any APPLERA-LICENSED PRODUCT.

ARTICLE IV
 GRANT TO LICENSEE

        4.1   Subject to the terms and conditions of this AGREEMENT, LICENSOR hereby grants LICENSEE and SUBSIDIARIES of LICENSEE, during the TERM of this AGREEMENT:

          4.1.1 a nonexclusive, non-assignable (except as provided in Section 4.2), non-transferable (except as provided in Section 4.2), fully paid-up, irrevocable (except as provided in Article 8), license under the LICENSED PATENTS and TECHNOLOGY (without the right to sublicense) to make, have made, use, sell, offer for sale, import and perform LICENSED SERVICES in the FIELD OF USE throughout the NONEXCLUSIVE TERRITORY solely for the PURPOSE; and

          4.1.2 an exclusive, non-assignable (except as provided in Section 4.2), non-transferable (except as provided in Section 4.2), fully paid-up, irrevocable (except as provided in Article 8), license under the LICENSED PATENTS and TECHNOLOGY (without the right to sublicense) to make, have made, use, sell, offer for sale, import and perform LICENSED SERVICES in the FIELD OF USE throughout the EXCLUSIVE TERRITORY solely for the PURPOSE.

        4.2   The rights and licenses granted by LICENSOR in this AGREEMENT are personal to LICENSEE and LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein without the prior written consent of LICENSOR (which shall not be unreasonably withheld), except to a purchaser of all or substantially all of the business of LICENSEE to which this AGREEMENT relates, whether by merger, sale of stock, sale of assets or otherwise; provided, however that (i) prior to the transfer of ownership such purchaser must expressly assume in writing LICENSEE's obligations under this AGREEMENT; (ii) LICENSEE expressly acknowledges in writing that products and/or services of such purchaser existing prior to the transfer of ownership shall not be LICENSED SERVICES; and (iii) LICENSEE obtains LICENSOR's prior written consent, which consent shall not be unreasonably withheld.

        4.3   All rights not explicitly granted to LICENSEE are reserved by LICENSOR. Not limiting the foregoing, LICENSEE acknowledges that it is not granted any rights to any other patents or other intellectual property rights of LICENSOR or any third party and that it is not granted any rights now held by Applera Corporation, acting by and through its Celera Genomics Group, under the February 28, 2002 License Agreement between LICENSOR and PE Corporation (NY).

        4.4   LICENSEE shall be responsible for all acts and omissions of its SUBSIDIARIES related to the rights granted to its SUBSIDIARIES under this AGREEMENT and LICENSEE shall ensure that its SUBSIDIARIES are in compliance with the terms and conditions of this AGREEMENT at all times during the TERM.

        4.5   Notwithstanding anything in this Article IV to the contrary, no grant of license is made to LICENSEE to make, have made, import, and sell for internal use by its customers any APPLERA-LICENSED PRODUCTS, which are the subject of an exclusive February 28, 2002 License Agreement by LICENSOR to PE Corporation (NY) which has since been assigned by such license to Applera Corporation, acting by and through its Celera Genomics Group. LICENSOR represents to LICENSEE, however, that such 2002 License Agreement provides that PE (and its successors and assigns) is not licensed to provide services to third parties under the Licensed Patents (which right was reserved by LICENSOR).

        4.6   Nothing in this Article IV provides LICENSEE with any license to any Microsoft® or other third-party operating software intellectual property.

ARTICLE V
 CONSIDERATION

        5.1   In consideration for the release of Article III and the licenses granted by this AGREEMENT, LICENSEE agrees to pay to LICENSOR a non-refundable license fee of one hundred thousand United States Dollars ($100,000.00) within fifteen (15) days of the EFFECTIVE DATE.

        5.2   The license fee payment by LICENSEE to LICENSOR shall be sent by electronic wire transfer to:

      Bank of America, N.A.
      ABA (Bank Routing) Number: 052 001 633
      Account Number: 39 636 2583
      Account Name: MetaMorphix, Inc.
      Bank Address: 10 Light Street, Baltimore, Maryland 21202

        5.3   LICENSEE agrees to pay interest of ten percent (10%) per year or the maximum rate allowed by law, whichever is less, on fees payable but not paid to LICENSOR when due.

        5.4   All fees payable hereunder by LICENSEE are payable to LICENSOR's successors, heirs, or assigns, as appropriate.

        5.5   MATERIAL BREACH: Breach of any provision of this Article V or part thereof shall be deemed a material breach.

ARTICLE VI
 TRANSFER OF TECHNOLOGY

        6.1   LICENSOR shall use reasonable efforts to fully disclose the TECHNOLOGY as it has been practiced by the LICENSOR (which disclosure would be best and fully understood if LICENSEE were to participate in the Additional Services offered in accordance with Appendix "B").

        6.2   Within one week of the LICENSOR's receipt of payment under Section 5.1, LICENSOR shall provide to LICENSEE an initial package of TECHNOLOGY containing materials related to the know-how and technology set forth in the attached Appendix "B". Such initial package shall be furnished by LICENSOR in the English language. The cost of additional copies and translation shall be borne by LICENSEE. Nothing in this AGREEMENT shall be construed to require LICENSOR to either (a) engage in special engineering or technical studies on behalf of LICENSEE (notwithstanding the provisions of Section 6.3) or (b) except as expressly set forth in Section 6.3 and Section 6.4, have a continuing, post-EFFECTIVE DATE obligation to provide new, additional, or evolving TECHNOLOGY.

        6.3   During the first three (3) years of the TERM, upon prior written request of the LICENSEE (reasonably made and not more than twice each year), LICENSOR shall have its management representatives meet from time to time (by phone or in person), and whenever reasonably requested by LICENSEE, with representatives of LICENSEE, to review generally the scope and content of any new, additional, or evolved TECHNOLOGY of interest to LICENSEE and to work out practical procedures for promptly disclosing any such item of TECHNOLOGY to LICENSEE. LICENSOR shall, during the first three (3) years of the TERM, upon prior written request of LICENSEE disclose to LICENSEE's designated representatives, without unjustified delay, any new, additional, or evolved TECHNOLOGY requested by LICENSEE. Such requests shall, in each case, be for specific items of such TECHNOLOGY. LICENSOR and LICENSEE shall each bear their own costs associated with the provision of TECHNOLOGY to LICENSEE.

        6.4   LICENSOR shall, during the first three (3) years of the TERM, upon prior written request of LICENSEE (reasonably made and not more than twice each year), arrange for duly authorized representatives of LICENSEE to visit offices, laboratories, or other facilities of LICENSOR where LICENSOR exploits the LICENSED PATENTS, the TECHNOLOGY and/or microsatellite-based cattle or canine identity and parentage genotyping to inspect, at such offices, laboratories, or other facilities, all such operations that utilize TECHNOLOGY. LICENSOR shall not be obligated to arrange for visits to an extent that by reason of the number of visits, or the number of representatives, such visits shall interfere with the operation of any of LICENSOR's facilities so visited.

        6.5   LICENSOR shall, during the first three (3) years of the TERM (but only as provided for under the "Additional Services" provisions of Appendix "B"), upon prior written request of LICENSEE (reasonably made and not more than twice per year), make available to LICENSEE, without charge, at offices, laboratories, or other facilities of LICENSOR in the United States of America, the services of personnel of LICENSOR who are familiar with the LICENSED SERVICES, for consultation and advice concerning LICENSEE's operations relating to LICENSED SERVICES and the evaluation and/or purchase by LICENSEE of any machines, devices, laboratory equipment, production systems, or reagents which were used or have been considered by LICENSOR in connection with the exploitation of the LICENSED PATENTS and/or performance of microsatellite-based canine and cattle identity and/or parentage testing. LICENSOR shall not be required under this paragraph to provide more than ten (10) man days of such services in any calendar year.

        6.6   LICENSOR shall, during the first three (3) years of the TERM (but only as provided for under the "Additional Services" provisions of Appendix "B"), upon prior written request of LICENSEE (reasonably made and not more than twice each year), make available to LICENSEE, at its Davis, California facility, the services of one or more employees of LICENSOR who are familiar with TECHNOLOGY for the following tasks: (a) consultation and advice concerning LICENSOR's utilization of the TECHNOLOGY and LICENSEE's utilization of the TECHNOLOGY; and (b) the training of LICENSEE's personnel, provided that LICENSOR shall not furnish more than two qualified personnel at a time, no more than two weeks at a time, and no more than twice in any calendar year. LICENSEE shall pay LICENSOR, in United States Dollars, or the currency in which the expense is incurred, or the salary paid, the amount of (a) the reasonable travel and subsistence expense incurred by any such LICENSOR employee in traveling from his place of regular employ to, visiting, and returning to his place of regular employ from the plants of LICENSEE, and (b) the allowances for any such employee, on a per-diem basis, for the entire period such employee is engaged away from his place of regular employ in providing services to LICENSEE and in traveling to and returning from LICENSEE's plant or plants, the total of such allowances not varying unreasonably from an estimate thereof provided by LICENSOR prior to the rendering of such services. After the return of such employee, LICENSOR will advise LICENSEE of the actual amounts of items (a) and (b) above, and LICENSEE shall pay such total within thirty (30) days after receipt of LICENSOR's invoice. LICENSEE shall pay all salaries, travel and subsistence expenses of LICENSEE's representatives in availing itself of LICENSOR's facilities or assistance under any provision of this Article VI.

        6.7   From time to time during the first three (3) years of the TERM, LICENSOR shall provide to LICENSEE copies of technical reports and evaluations relating to the manufacture, performance, use and interpretation of results of LICENSED SERVICES which LICENSOR, in its sole discretion, shall deem to be of interest to LICENSEE. During any meeting of representatives of LICENSEE and LICENSOR, or in response to any subsequent written request of LICENSEE, subject to the other terms of this Article VI, LICENSOR shall transmit to LICENSEE any requested specific item of technical data at its disposal, relating to the LICENSED PATENTS, TECHNOLOGY, microsatellite-based canine and cattle identity and/or parentage testing, or the interpretation of results of LICENSED SERVICES, including the design and implementation of production systems and equipment employed in such performance, use and/or interpretation. Subject to LICENSEE's obligations under Article VI, LICENSOR hereby grants to LICENSEE a nonexclusive, unrestricted right and license to use such information transmitted to LICENSEE in the manufacture, performance, use, interpretation of results, and sale of LICENSED SERVICES subject to the limitations of the license set forth in Article IV.

ARTICLE VII
 WAIVER

        7.1   No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VIII
 TERM AND TERMINATION OF AGREEMENT

        8.1   This AGREEMENT shall be in effect for the TERM, unless terminated earlier as provided herein.

        8.2   Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party (including, but not limited to LICENSEE's failure to make payment under Article V), which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 8.2 and such termination shall be without prejudice to any other rights or claims the aggrieved party may have against the other party.

        8.3   LICENSOR shall have the right to terminate this AGREEMENT, upon written notice, in the event that LICENSEE discontinues its cattle and canine identity and parentage verification genotyping services business for any reason and LICENSEE does not resume such business (or refute such allegation) within one hundred twenty (120) days of receiving such notice.

        8.4   Termination or expiration of this AGREEMENT shall not affect any obligation owed by one party to the other party prior to the termination or expiration. Upon termination of this AGREEMENT due to (a) LICENSEE's material breach of its obligations set forth herein, (b) in accordance with Section 8.3, or (c) upon LICENSEE's intentional relinquishment and surrender of its license under this Agreement, all rights granted to LICENSEE hereunder shall revert to LICENSOR and, in the event of a pre-expiration termination, LICENSEE shall immediately cease all activities authorized by this AGREEMENT.

        8.5   Upon termination or expiration of this AGREEMENT for any reason the parties shall promptly return all CONFIDENTIAL INFORMATION and copies thereof of the other party to the other party or certify that they have destroyed all CONFIDENTIAL INFORMATION and copies thereof.

        8.6   SURVIVAL: Article II, III, IX, X and XII and all payment obligations incurred prior to termination or expiration shall survive the termination or expiration of this AGREEMENT.

ARTICLE IX
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

        9.1   LIMITATIONS ON USE AND DISCLOSURE: The parties agree that the terms and conditions set forth in this AGREEMENT are CONFIDENTIAL INFORMATION. The CONFIDENTIAL INFORMATION disclosed by either party ("DISCLOSING PARTY") to the other party ("RECEIVING PARTY") constitutes the confidential and proprietary information of the DISCLOSING PARTY and the RECEIVING PARTY agrees to treat all CONFIDENTIAL INFORMATION of the other in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The RECEIVING PARTY shall use CONFIDENTIAL INFORMATION of the DISCLOSING PARTY only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the DISCLOSING

PARTY's express written consent. The RECEIVING PARTY shall disclose the DISCLOSING PARTY's CONFIDENTIAL INFORMATION only to those employees and contractors of the RECEIVING PARTY who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements with the RECEIVING PARTY containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein. Notwithstanding the foregoing, each party's confidentiality obligations hereunder shall not apply to information which as evidenced by written records:

          9.1.1 is already known to the RECEIVING PARTY, without an obligation of confidentiality, prior to disclosure by the DISCLOSING PARTY;

          9.1.2 becomes publicly available without fault of the RECEIVING PARTY;

          9.1.3 is rightfully obtained by the RECEIVING PARTY from a third party without restriction as to disclosure, or is approved for release by written authorization of the DISCLOSING PARTY; or

          9.1.4 is developed independently by the RECEIVING PARTY without use of or access to the DISCLOSING PARTY's CONFIDENTIAL INFORMATION.

        9.2   PERMITTED USE AND DISCLOSURE: Each party hereto is permitted to disclose this AGREEMENT and use or disclose the CONFIDENTIAL INFORMATION disclosed to it by the other party:

          9.2.1 To the extent such use or disclosure is reasonably necessary in connection with complying with stock exchange rules; or

          9.2.2 To its legal and/or financial advisors, provided such advisors maintain the confidentiality of this AGREEMENT; or

          9.2.3 To the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder; or

          9.2.4 To the extent necessary to enforce its rights under this AGREEMENT in connection with a legal proceeding or as required to be disclosed by law or governmental regulation.

          9.2.5 In the instances set forth in Sections 9.2.3 or 9.2.4, the RECEIVING PARTY shall provide reasonable advance written notice to DISCLOSING PARTY of such disclosure and reasonably cooperate with the DISCLOSING PARTY in limiting such disclosure.

        9.3   PUBLICITY AND PRESS RELEASES: The parties shall mutually agree upon and jointly issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter. Neither party shall issue any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that:

          9.3.1 Each party shall be permitted to post a copy of or provide a link on its web site to any permitted disclosures made under this AGREEMENT;

          9.3.2 LICENSOR shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT; and

          9.3.3 LICENSEE shall be able to disclose to its SUBSIDIARIES the existence of this AGREEMENT and the general nature, scope and limitations of this AGREEMENT.

        9.4   NON-DISPARAGEMENT: LICENSEE shall not make any disclosures, issue any statements or otherwise cause to be disclosed any information, statement, press release or other public disclosure which is designed, intended, or might reasonably be anticipated to disparage, defame, criticize or denigrate LICENSOR, or its officers, directors, and employees, the LICENSED PATENTS, this AGREEMENT, or LICENSOR's patent licensing activities ("STATEMENTS"). Additionally, LICENSEE shall not direct or expressly permit its officers, directors or employees or those of its SUBSIDIARIES to issue any such STATEMENTS.

ARTICLE X
 REPRESENTATIONS AND WARRANTIES

        10.1 LICENSOR represents and warrants that, except in respect to the February 28, 2002 License Agreement between LICENSOR and PE Corporation (NY), it has the sole and exclusive ownership of the LICENSED PATENTS and TECHNOLOGY, and that it has sole and exclusive power and authority to prosecute and enforce the LICENSED PATENTS worldwide.

        10.2 LICENSOR represents and warrants that, other than the LICENSED PATENTS and the TECHNOLOGY, LICENSOR owns and/or controls no other intellectual property rights to which a right or a license is required from LICENSOR for use and commercialization as intended hereunder by LICENSOR of the TECHNOLOGY and methods undertaken in the provision of the LICENSED SERVICES.

        10.3 LICENSOR represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT and grant to LICENSEE the license and other rights as set forth herein without violating any third party's rights, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

        10.4 LICENSOR represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSOR.

        10.5 LICENSEE represents and warrants that it has the full right, power, and authority to enter into and perform its obligations under this AGREEMENT, and there are no outstanding agreements, grants, licenses, encumbrances, liens, or agreements, either written or implied, inconsistent therewith or pursuant to which this AGREEMENT or the parties' performance hereunder would violate, breach, or cause a default.

        10.6 LICENSEE represents and warrants that the execution, delivery, and performance of this AGREEMENT have been duly authorized by all necessary corporate actions on the part of LICENSEE.

        10.7 INDEMNIFICATION:

          10.7.1 BY LICENSEE: LICENSEE agrees to hold LICENSOR harmless from any claims by third parties arising from and/or associated with either (a) LICENSEE'S provision of the LICENSED SERVICES and shall indemnify, hold harmless, and defend LICENSOR, and LICENSOR'S subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by LICENSEE of any representation, warranty, or covenant hereunder; (ii) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT; or (iii) LICENSEE'S negligent, reckless, or willful misconduct; or (b) LICENSEE's sale of APPLERA-LICENSED PRODUCTS to LICENSEE's customers or other third parties (unless it has first obtained a license from Applera Corporation, its successors or assigns).

          10.7.2 BY LICENSOR: LICENSOR shall indemnify and defend LICENSEE, and LICENSEE'S subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses including, but not limited to, reasonable attorneys' fees and court costs arising out of or in connection with: (i) any breach by LICENSOR of any representation, warranty, or covenant hereunder; (ii) the failure of LICENSOR to perform any covenants or obligations contained in this AGREEMENT; or (iii) LICENSOR's negligent, reckless, or willful misconduct.

          10.7.3 The indemnifying party's indemnification obligations under this Section 10 are conditioned upon the indemnified party (i) giving prompt notice of the claim to the indemnifying party; (ii) granting sole control of the defense or settlement of the claim or action to the indemnifying party; and (iii) providing reasonable cooperation to the indemnifying party and, at the indemnifying party's request and expense, assistance in the defense or settlement of the claim.

        10.8 DISCLAIMER OF WARRANTIES: EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

        10.9 LIMITATION OF LIABILITY: TO THE GREATEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR A BREACH OF A PARTY'S OBLIGATIONS PURSUANT TO ARTICLE IX, WITH RESPECT TO ANY CAUSE OF ACTION RELATING TO OR ARISING FROM THIS AGREEMENT (WHETHER UNDER THIS ARTICLE X OR OTHERWISE): (I) NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER AND (II). LICENSOR SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL AMOUNTS PAID TO LICENSOR BY LICENSEE HEREUNDER.

        10.10 Except as expressly set forth herein, nothing contained in this AGREEMENT shall be construed as:

          10.10.1 a warranty or representation that any use or performance contemplated herein will be free from infringement of patents other than, subject to Section 4.5, those LICENSED PATENTS under which and to the extent to which licenses are in force hereunder;

          10.10.2 an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement;

          10.10.3 conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party;

          10.10.4 conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent.

ARTICLE XI
 NOTICE

        11.1 Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service, or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSOR, addressed to:

      Edwin C. Quattlebaum, Ph.D.
      President and CEO
      MetaMorphix, Inc.
      8510A Corridor Road
      Savage, MD 20763
      USA

      and

      Dennis Fantin, Ph.D.
      Director, Operations,
      MMI Genomics
      1756 Picasso Avenue
      Davis, CA 95616
      USA

      with a copy to:

      William E. Carlson, Esq.
      Shapiro Sher Guinot & Sandler
      36 S. Charles Street, Suite 2000
      Baltimore, MD 21201
      USA

  or, if given or rendered to LICENSEE, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60 Hanover Street
      Fitzroy, Victoria 3065
      Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      3200 Wells Fargo Center
      1700 Lincoln Street
      Denver, CO 80203
      USA

or, in any case, to such changed address or person as LICENSOR or LICENSEE shall have specified to the other by written notice.

ARTICLE XII
 MISCELLANEOUS

        12.1 CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other AGREEMENT between the parties.

        12.2 MARKINGS: LICENSEE shall use markings as LICENSOR may reasonably request from time to time, including, but not limited to, marking materials related to the LICENSED SERVICES with patent number(s).

        12.3 NOTICE REGARDING INFRINGEMENT: LICENSEE shall promptly notify LICENSOR of any third party that it reasonably believes to be infringing a LICENSED PATENT, and shall use reasonable efforts to provide to LICENSOR any non-confidential information it has in support of such belief. If such third party competes in the markets of LICENSEE's LICENSED SERVICES, then upon receipt of a written request from LICENSEE with reference to this Section 12.2, LICENSOR shall undertake a review of the activities of such third party and if such activities are found to be infringing one or more of the LICENSED PATENT(S) within the FIELD OF USE (determined in LICENSOR's sole and absolute discretion), LICENSOR agrees to reasonably pursue a license with such third party.

        12.4 ACKNOWLEDGEMENT REGARDING VALIDITY AND ENFORCEABILITY: LICENSEE hereby acknowledges that to the best of LICENSEE's knowledge, as of the EFFECTIVE DATE the LICENSED PATENTS are valid and enforceable. During the TERM, LICENSEE will not knowingly induce, encourage or assist any third party in connection with attacking the title or right of LICENSOR in and to the LICENSED PATENTS or attacking the validity or enforceability of the LICENSED PATENTS.

        12.5 MODIFICATION: This AGREEMENT sets forth the entire AGREEMENT and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

        12.6 CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the State of New York and the United States (which also governs the 2002 License Agreement between LICENSOR and PE Corporation (NY)).

        12.7 DISPUTE RESOLUTION:

          12.7.1 In the event of any difference, dispute or question, arising from this AGREEMENT, the parties will endeavor to settle such matters amicably between themselves in good faith. Should the parties be unable to do so within a period of thirty-five (35) working days, except as provided for elsewhere herein, the matter shall be promptly submitted to arbitration in accordance with the rules of the American Arbitration Association (within which pre-hearing discovery shall be permitted), and judgment upon the award rendered by the arbitrators may be entered in any court in California having jurisdiction thereof. This arbitration AGREEMENT shall not apply to any controversy or claim involving either (a) an issue of the infringement, validity, or enforceability of any patent or (b) a dispute involving Applera Corporation and/or any necessary third party (e.g., third-party defendant or cross-claimant) unless such party agrees to participate in such arbitration.

  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any provisions of state law inconsistent therewith or which would produce a different result.

          12.7.2 A single arbitrator who is (i) fluent in written and spoken English; and (ii) skilled and experienced in technology licensing shall be selected by AGREEMENT between the parties. If the parties fail to agree on an arbitrator, a single arbitrator shall be selected in accordance with the procedures set forth in the Arbitration Rules. The arbitrator shall render a final award in accordance with the substantive law of the State of New York, excluding the conflicts provisions of such law.

          12.7.3 The arbitrator shall be fully compensated in accordance with his or her normal hourly or per diem rates for all time spent in connection with the arbitration proceeding. Pending a final award, the arbitrator's compensation and expenses shall be advanced equally by the parties.

          12.7.4 The parties may request a court for interim or provisional relief, and any such request shall not be deemed incompatible with the AGREEMENT to arbitrate or as a waiver of that AGREEMENT.

          12.7.5 In no event will the arbitrator have the power to include any element of punitive damages or incidental or consequential damages in the arbitration award.

          12.7.6 Notwithstanding the foregoing or anything to the contrary herein, either party may seek and obtain an injunction or other appropriate relief from a court to preserve the status quo with respect to any matter pending conclusion of the arbitration proceeding or to enforce or protect any of its intellectual property rights.

        12.8 EQUITABLE REMEDIES: LICENSEE acknowledges that its failure to perform any of the material terms or conditions of this AGREEMENT shall result in immediate and irreparable damage to LICENSOR. LICENSEE also acknowledges that there may be no adequate remedy at all for such failures and that in the event thereof, LICENSOR shall be entitled to equitable relief in the nature of an injunction, pre-award attachment of assets, and/or other equitable remedies.

        12.9 ASSIGNMENT: Except as set forth in Section 4.2, neither party may assign (including in connection with the sale of all or substantially all of a party's capital stock, business, or assets, whether by merger or otherwise pertaining to the subject matter of this AGREEMENT) this AGREEMENT without the prior written consent of the other party.

        12.10 GOVERNING DOCUMENT: This AGREEMENT may be translated into languages other than English for the convenience of the parties hereto provided, however, the English language version of this AGREEMENT shall be the governing version and shall not be affected by the interpretation of any other language versions.

        12.11 INDEPENDENT BUSINESS: The parties acknowledge that their business operations are completely independent and nether party shall at any time hold itself out as an agent or representative of the other party. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

        12.12 INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

        12.13 SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be reformed to the extent necessary in order to overcome the limitation and give effect to the original intent and economic effect of the original provision and, as revised this AGREEMENT shall remain in full force and effect.

        12.14 HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

        12.15 FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

        12.16 FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God, acts of terrorism whether actual or threatened, or other causes similar to those enumerated and not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

        12.17 COUNTERPARTS: This AGREEMENT may be executed in counterparts (and evidenced by facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

LICENSOR:		LICENSEE:
MetaMorphix, Inc.		Genetic Technologies Limited
By:	Edwin C. Quattlebaum, Ph.D. President and CEO	By:
Printed Name/Date
Date: September , 2004		Title
Date: September , 2004
MMI Genomics, Inc.
By:	Stephen Bates Executive Vice President
Date: September , 2004

APPENDIX "A"
Licensed Patents

United States

United States Patent No. 5,874,217, granted February 23, 1999 ("Microsatellite Sequences for Canine Genotyping")

Australia

Australian Patent No. 699,308, granted March 18, 1999 ("Microsatellite Sequences for Canine Genotyping Containing Trinucleotide and Tetranucleotide Repeat Motifs")

Japan

Japanese Patent Pending No. 9-515067 applied for on September 27, 1996 ("Microsatellite Sequences for Canine Genotyping Containing Trinucleotide and Tetranucleotide Repeat Motifs")

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

APPENDIX "B"
Know-How

        In accordance with Article VI, LICENSOR will provide to LICENSEE the following:

        1.     Dogs:

          a)    LICENSOR's Canine Laboratory Information Management System (LIMS) database to store sample records and genotypes with automated ID and parentage evaluation:

      •
      Microsoft Access-based Canine System Software and standard operating protocols

          b)    Sampling protocols and sample collection procedures:

      •
      DNA CheekSwab specifications, template of sampling instruction pamphlet with video demonstrating sampling

          c)     DNA preparation/extraction protocols:

      •
      Protocols for preparing Chelex stock solutions and for DNA extraction from buccal cheek cell samples

          d)    PCR protocols, including setup, post-PCR preparation, and electrophoresis (ABI 10-plex kit plus LICENSOR's custom 5-plex):

      •
      2 PCR reactions assay 13 STR markers plus Gender marker in 2 capillary runs

      •
      Primary panel of 10 STRs uses Applied Biosystems' 10-plex commercial kit (assays markers PEZ1, PEZ3, PEZ5, PEZ6, PEZ8, PEZ12, PEZ20, FH2010, FH2054, and FH2079).

      •
      Auxiliary panel of 4 STRs with Gender marker uses LICENSOR's custom 5-plex (assays markers PEZ 3, PEZ16, PEZ17, PEZ21 and Gender). PEZ3 and Gender results provide system quality assurance. Primer sequences and fluorescent labeling instructions, primer concentrations, PCR reaction chemistry setup and thermocycling parameters provided to build custom 5-plex.

          e)    ABI 3100 protocols:

      •
      Automated sample sheet generator, collection and analysis parameters, matrices instructions

          f)     Data analysis protocols:

            (1)   Macro to enable automated allelic calling

        •
        Primary 10-plex genotyping macro

        •
        Auxiliary 5-plex macro

            (2)   Data review and interpretation guidelines

        •
        Training based on standardized protocols

            (3)   Standardized allele nomenclature:

        •
        LICENSOR's proprietary alphabetic allele naming system

        2.     Cattle:

          a)    LICENSOR's Cattle LIMS:

      •
      Corel Paradox-based SuperDams program and standard operating protocols

          b)    Sampling protocols and sample collection procedures

      •
      Blood spotted onto Whatman FTA™ paper

          c)     DNA preparation/extraction protocols

      •
      Blood spotted onto Whatman FTA™ paper

          d)    PCR protocols, including setup, post-PCR preparation, and electrophoresis (ABI's 11-plex kit):

      •
      1 PCR reaction assays 11 STR markers in 1 capillary run

          e)    ABI 3100 protocols:

      •
      Automated sample sheet generator, collection and analysis parameters, matrices instructions

          f)     Data analysis protocols

            (1)   Automated allelic calling software

        •
        11-plex genotyping macro

            (2)   Data review and interpretation guidelines

        •
        Training based on standardized protocols

            (3)   Standardized allele nomenclature—ISAG and/or

              LICENSOR's proprietary alphabetic allele naming system

Additional Services Available during the first two (2) years on a "fee" basis:

  •
  At LICENSEE's request, LICENSOR will provide up to three weeks (15 days) of training for up to three people concurrently at LICENSOR's Davis site at a date to be mutually agreed in good faith. Such training will focus on working with LICENSOR's custom 5-plex formulation and the 10-plex kit from Applied Biosystems, Inc. (ABI) for the canine microsatellite system and the ISAG panel of 11 cattle markers. LICENSOR will be compensated at a rate of $1,600.00 (US)/day for such on-site training.

  •
  At LICENSEE's request, LICENSOR will provide 1 week (5 days) of on-site training at LICENSEE's laboratory in Australia to ensure proper installation, implementation, and running of LICENSEE's production systems. At LICENSEE's request, a second week (5 days) of on-site training at LICENSEE's laboratory in Australia will be provided by LICENSOR. LICENSOR will be compensated at a rate of $2,000.00 (US)/day plus travel and expenses for such on-site training in accordance with Section 6.5.

  •
  At LICENSEE's request, LICENSOR will provide occasional QC analysis of samples characterized by LICENSOR. LICENSOR will be compensated for such QC testing and analysis at a rate of $25.00 (US) per sample.

QuickLinks

  Exhibit 4.17
LICENSE AGREEMENT
APPENDIX "A" Licensed Patents
APPENDIX "B" Know-How